Exhibit 23.6

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Ovintiv Inc. of our reports dated March 17, 2023 and March 16, 2022, relating to the consolidated financial statements of PiedraEnergy III, LLC and Subsidiary, and of our reports dated March 17, 2023 and March 16, 2022, relating to the financial statements of Piedra Energy IV, LLC, which appears in the Current Report on Form 8-K dated May 12, 2023.

/s/ Weaver and Tidwell, L.L.P.

Midland, Texas
July 27, 2023

Weaver and Tidwell, L.L.P.

400 West Illinois Avenue, Suite 1550 | Midland, Texas 79701

Main: 432.683.5226

CPAs AND ADVISORS | WEAVER.COM